Exhibit 99.1

News Release CRESTWOOD EQUITY PARTNERS LP 811 Main Street, Suite 3400 Houston, TX 77002 www.crestwoodlp.com

Crestwood Announces Fourth Quarter 2017 Financial and Operating

Results; Provides 2018 Growth Outlook

Solid execution in 2017 delivers full-year results at top-end of increased guidance ranges

Bakken, Delaware Basin and Powder River Basin G&P expansion projects and producer activity drive meaningful cash flow growth in 2018

2018 Adjusted EBITDA range of $390 million to $420 million; implies 10% mid-point year-over-year growth1

Growth capital of $250 million to $300 million fully funded with excess cash flow, revolver borrowings and joint venture capital

HOUSTON, TEXAS, February 20, 2018 – Crestwood Equity Partners LP (NYSE: CEQP) (“Crestwood”) reported today its financial and operating results for the three months ended December 31, 2017.

Fourth Quarter and Full-Year 2017 Highlights2

•	Fourth quarter 2017 net loss of $119.6 million, compared to net loss of $64.3 million in fourth quarter 2016

•	Fourth quarter 2017 Adjusted EBITDA of $110.9 million, compared to $125.6 million in the fourth quarter 2016

•	Fourth quarter 2017 distributable cash flow to common unitholders of $56.8 million after reflecting the cash distribution payments to the Class A preferred units; The fourth quarter 2017 coverage ratio was approximately 1.4x

•	Ended 2017 with approximately $1.5 billion in total debt and a 4.1x leverage ratio. Crestwood has substantial liquidity available under its $1.5 billion revolver with $318 million drawn as of December 31, 2017

•	Declared fourth quarter 2017 cash distribution of $0.60 per common unit, or $2.40 per common unit on an annualized basis, paid on February 14, 2018 to unitholders of record as of February 7, 2018

Management Commentary

“2017 was a year of execution and accomplishment for Crestwood as we generated Adjusted EBITDA of $395 million, achieving the upper range of our increased guidance of $380 million to $400 million. We continue to benefit from improving fundamentals and the need for more midstream infrastructure in the regions that we operate. Our project management teams brought into service both the Delaware Basin Nautilus gathering system and the Bakken Bear Den processing plant under budget and without any safety incidents, we maintained our financial discipline with leverage and coverage ratios of 4.1x and 1.4x, respectively, and we successfully divested a non-core asset to proactively fund our 2018 capital program. Within Crestwood’s portfolio, we are investing in our highest return

[1]	Adjusted for the divestiture of US Salt LLC in the fourth quarter 2017.
[2]	Please see non-GAAP reconciliation table included at the end of the press release.

-more-

NEWS RELEASE

expansion projects and these assets are generating significant net cash flow growth relative to our more mature assets which have largely stabilized,” stated Robert G. Phillips, Chairman, President and Chief Executive Officer of Crestwood’s general partner.

“As we look to 2018, we have many exciting expansion projects underway that will drive margin growth through additional Crestwood service offerings and further volume increases from our producer customers’ long-term development programs. The Orla Express pipeline and processing plant is on target to be in service July 1, 2018 and will support natural gas volume growth from both the Willow Lake and Nautilus gathering systems in the core of the Delaware Permian basin. We have commenced pre-construction activities on the phase two expansion of our Bakken Bear Den plant that will allow Crestwood to process 100% of the natural gas on the Arrow system, substantially reduce flaring on the Fort Berthold Indian Reservation and provide substantial uplift to 2019 and 2020 cash flows. Having deployed proceeds from assets sales completed in 2016 and 2017 to reduce leverage and reinvest in these high quality organic growth projects, Crestwood expects year-over-year cash flow growth to resume in 2018.”

Mr. Phillips continued, “In 2018, we’re expecting another great year as we continue to focus on maintaining balance sheet strength, strong coverage metrics and re-invest excess cash flow into growing our business. We remain committed to our long-term financial targets of 4.0x leverage and 1.2x distribution coverage. As new projects come online and cash flows ramp in 2018 and 2019, we will continue to evaluate the best use of cash flow and we anticipate further evaluating our distribution payout with the potential of resuming distribution growth in the second half of 2018.”

Fourth Quarter 2017 Segment Results and Outlook

Gathering and Processing segment EBITDA totaled $74.3 million in the fourth quarter 2017, compared to $61.9 million in the fourth quarter 2016. Segment EBITDA increased during the quarter due to volume growth across Crestwood’s Bakken, Delaware Basin, Powder River Basin and SW Marcellus systems. During the fourth quarter 2017, average natural gas gathering volumes were 1.1 billion cubic feet per day (“Bcf/d”), or 23% above fourth quarter 2016, gas processing volumes were 277 million cubic feet per day (“MMcf/d”), or 28% above fourth quarter 2016, compression volumes were 505 MMcf/d, or 23% above fourth quarter 2016, crude oil gathering volumes were 83 thousand barrels per day (“MBbls/d”), or 29% above fourth quarter 2016, and produced water volumes were 37 MBbls/d, or 24% above fourth quarter 2016. Crestwood expects continued volume growth in 2018 as producers maintain robust development activity driven by stronger well results, improved efficiencies in drilling and completion techniques and improving commodity prices.

Storage and Transportation segment EBTIDA totaled $21.1 million in the fourth quarter 2017, excluding a loss on contingent consideration related to the Stagecoach JV further described below, compared to $33.8 million in the fourth quarter 2016, excluding goodwill impairments further described below. During the fourth quarter 2017, natural gas storage and transportation volumes averaged 2.0 Bcf/d, compared to 1.9 Bcf/d in the fourth quarter 2016. Importantly, S&T segment volumes increased 19% on an annual basis from 1.7 Bcf/d to 2.1 Bcf/d largely as a result of increased production in the northeast Marcellus and increased hub services activity at Tres Palacios driven primarily by increasing LNG deliveries on the Texas gulf coast. Despite benefiting from stronger natural gas storage fundamentals in the Northeast during the fourth quarter 2017, S&T segment EBITDA decreased due to the expiration of two rail loading contracts and overall compressed margins at the COLT Hub. Beginning in the third quarter 2018, the S&T segment will benefit from the 5% cash distribution step-up provision in the Stagecoach Gas Services joint venture agreement with Consolidated Edison.

NEWS RELEASE

Marketing, Supply and Logistics segment EBITDA totaled $24.7 million in the fourth quarter 2017, compared to $22.1 million in the fourth quarter 2016. Both periods exclude non-cash goodwill impairments and net losses on long-lived assets further described below. During the fourth quarter 2017, Crestwood completed the divestiture of US Salt, LLC for approximately $225 million. US Salt contributed $23 million of segment EBITDA in 2017 prior to its sale. In 2018, Crestwood expects the MS&L segment to benefit from colder than normal winter weather in the first quarter 2018 which has increased demand for propane and butane marketing and logistics services in the northeast region. Additionally, Crestwood expects the MS&L segment to benefit from increased marketing and transportation volumes from Crestwood’s expanding processing capabilities in the Bakken and Delaware Basin regions.

Combined O&M and G&A expenses, net of non-cash unit based compensation in the fourth quarter 2017 were $50.9 million compared to $50.4 million in the fourth quarter 2016. For the full-year 2017, Crestwood reduced combined O&M and G&A expenses by $20 million, or 9%, by reducing personnel expenses, improving maintenance practices and utilizing strategic purchasing and professional service agreements. In 2018, Crestwood expects combined O&M and G&A to increase approximately 2%-5% to reflect new assets being brought into service in the second half of 2017 and 2018.

Fourth Quarter 2017 Business Update and 2018 Outlook

Bakken – Arrow Gathering & Processing

During the fourth quarter 2017, the Arrow system averaged crude oil volumes of 82.5 MBbls/d, natural gas volumes of 47.2 MMcf/d and produced water volumes of 37.2 MBbls/d, an increase over fourth quarter 2016 of 29%, 4% and 24% respectively. Arrow system volumes were higher than anticipated due to accelerated development activities by producers in 2017 driven by strong basin economics and exceptional reservoir quality on the Fort Berthold Indian Reservation. During the fourth quarter 2017, Crestwood invested approximately $42 million of capital to continue expanding natural gas and water handling capabilities on the Arrow System, which included the purchase of an additional salt water disposal well. In November 2017, Crestwood commissioned the Bear Den Plant phase 1, a gas processing plant in Watford City, ND adding 30 MMcf/d of processing to support increasing gas volumes on the Arrow system. The Bear Den Plant is a two-phase solution that will substantially alleviate current curtailments from its third-party processor as well as current flared gas volumes on the Arrow system.

In 2018, Crestwood plans to invest approximately $235 million in the Bakken to continue expanding gathering system capacity and to begin phase two construction of the Bear Den plant to meet producers’ drilling schedules in 2018 and 2019. The system expansion and debottlenecking projects scheduled in 2018 will expand Arrow’s natural gas gathering capacity to 150 MMcf/d, or a 50% increase, and produced water gathering capacity to 75 MBbls/d, or a 90% increase, alleviating system constraints by the second half 2018. Beginning in the second quarter 2018, Crestwood expects to invest approximately $185 million on the Bear Den Plant phase two expansion, of which $105 million will be incurred in 2018, that will provide Arrow producers with a combined 150 MMcf/d of gas processing capacity. Based on producers development schedules and large inventory of remaining well locations, Crestwood expects to bring the phase two expansion in-service in the third quarter 2019 at a sub-6.0x project build multiple. Crestwood continues to actively evaluate multiple NGL takeaway options out of the basin and expects to have the optimal solution in place prior to the commissioning of the phase two expansion. The Arrow system is expected to be Crestwood’s largest driver of cash flow growth with a forecasted EBITDA CAGR between 15% and 20% over the next five years.

NEWS RELEASE

Delaware Basin Update

During the fourth quarter 2017, Crestwood’s Delaware Basin gathering assets averaged natural gas volumes of 111.3 MMcf/d, a 161% increase over the fourth quarter 2016, and processing volumes averaged 67.7 MMcf/d, an 80% increase over the fourth quarter 2016. Delaware Basin gathering and processing volumes increased as a result of increased producer development activity and the addition of the Nautilus gathering system in June 2017. Crestwood expects continued gathering volume growth of approximately 50% in the Delaware Basin in 2018 as producers begin to accelerate drilling programs as Crestwood brings incremental processing capacity at Orla into service in the second half 2018. Delaware Basin gathering volumes are currently averaging over 140 MMcf/d.

In 2018, Crestwood Permian Basin Holdings LLC (“CPJV”), a 50/50 joint venture between Crestwood and First Reserve, plans to invest approximately $135 million, of which approximately $35 million is net to Crestwood, in the Delaware Basin to expand both gathering and processing capacity. The CPJV is currently constructing the Orla plant, a 200 MMcf/d cryogenic gas processing plant located in Reeves County, TX, the Orla Express Pipeline, a 33 mile, 20 inch high pressure line connecting the existing Willow Lake system in Eddy County, NM to the Orla plant, and the Nautilus-to-Orla Pipeline, a 28 mile, 20 inch high pressure line connecting the Nautilus system to the Orla plant. The Orla plant and its pipeline connections are scheduled to be in service early in the second half of 2018. In 2018, CPJV plans to expand and make incremental connections to new well pads for existing customers on the Willow Lake and Nautilus gathering systems, and once the Orla plant is in-service, Crestwood will be well-positioned to compete for additional undedicated third-party volumes spanning from Eddy County, NM into Culberson, Reeves, Loving and Ward counties, TX.

Powder River Basin Update

During the fourth quarter of 2017, the Jackalope system averaged 70.8 MMcf/d of gas gathering and 66.0 MMcf/d of processing, an increase of 44% and 40%, respectively, over fourth quarter 2016. The Jackalope system benefited from increased drilling activity and prolific well results that exceeded type curve expectations during delineation tests in the Turner, Mowry and Sussex formations. Chesapeake Energy is currently running three rigs and plans to add a fourth in the first half of 2018 which is expected to drive an 80% year-over-year increase in oil production within our dedicated acreage. Crestwood is very optimistic about the Powder River Basin’s growth outlook and is working closely with Chesapeake and other third party producers to develop system expansions to meet anticipated production growth in 2019 and beyond. Potential expansion opportunities include the addition of a new 200 MMcf/d cryogenic gas processing plant, expansion of the gas gathering system, and the development of a new crude gathering system.

NEWS RELEASE

2018 Financial Guidance

Based upon the business update and outlook noted above, Crestwood’s 2018 guidance is provided below. These projections are subject to risks and uncertainties as described in the “Forward-Looking Statements” section at the end of this release.

•	Net income of $35 to $65 million

•	Adjusted EBITDA of $390 million to $420 million

•	Contribution by operating segment is set forth below:

$US millions	Adj. EBITDA Range
Operating Segment	Low		High
Gathering & Processing	$335	-	$355
Storage & Transportation	70	-	75
Marketing, Supply & Logistics	50	-	55
Less: Corporate G&A	(65)		(65)

FY 2018 Totals	$390	-	$420

•	Distributable cash flow available to common unitholders of $195 million to $225 million

•	Full-year 2018 coverage ratio of 1.2x to 1.3x

•	Full-year 2018 leverage ratio between 4.0x and 4.5x

•	Growth project capital spending and joint venture contributions in the range of $250 million to $300 million

•	Maintenance capital spending in the range of $15 million to $20 million

Robert T. Halpin, Executive Vice President and Chief Financial Officer, commented, “2017 marked another year of operational and financial execution for Crestwood as we delivered results at the upper end of our increased financial guidance for Adjusted EBITDA and distributable cash flow and achieved our long-term targets for leverage and coverage. Looking into 2018, Crestwood remains committed to maintaining our targeted distribution coverage and leverage goals as we complete our organic growth projects in the Bakken and Delaware Basin. Our growth capital is fully funded with excess cash flow, revolver borrowings and capital from joint venture partners, and as a result, we do not expect to access the equity markets to fund our current project backlog. As expected, 2017 was a trough year for cash flow and as we execute our business plan, we expect 2018 cash flow will be approximately 10% above 2017, adjusted for the divestiture of US Salt. As we bring our highly accretive organic capital projects online we anticipate significant cash flow ramps in the latter half of 2018 and 2019 and believe Crestwood will be in a position to re-evaluate its distribution growth objectives in the second half 2018.”

Capitalization and Liquidity Update

As of December 31, 2017, Crestwood had approximately $1.5 billion of debt outstanding, comprised of $1.2 billion of fixed-rate senior notes and $318 million outstanding under its $1.5 billion revolving credit facility. Crestwood’s leverage ratio was 4.1x as of December 31, 2017. Crestwood currently has 71.3 million preferred units outstanding (par value of $9.13 per unit) which pay an annual distribution of 9.25%, payable quarterly. Crestwood elected to begin making cash payments on the preferred units beginning with the distribution attributable to the third quarter 2017.

NEWS RELEASE

Upcoming Conference Participation

Crestwood’s management will participate in the following upcoming investor conferences. Prior to the start of each conference, presentation materials will be posted to the Investors section of Crestwood’s website at www.crestwoodlp.com.

•	Barclays Select Series: MLP Corporate Access Days on February 27th – February 28th in New York, NY

•	Morgan Stanley MLP/Diversified Natural Gas, Utilities & Clean Tech Conference on February 27th – February 28th in New York, NY

•	J.P. Morgan 2018 Global High Yield and Leveraged Finance Conference on February 26th – February 28th in Miami, FL

•	Evercore ISI Energy/Power Summit on March 13th in Houston, TX

•	Scotia Howard Weil Energy Conference on March 26th – March 28th in New Orleans, LA

2017 K-1 Tax Packages

Crestwood’s K-1 tax packages are expected to be made available online and mailed the week of Monday, March 5, 2018.

2017 Annual Report Form 10-K

Crestwood plans to file its annual report on Form 10-K with the Securities and Exchange Commission for the year ended December 31, 2017 on February 23, 2018. The 10-K report will be available to view, print or download on the Investors page of Crestwood’s website at www.crestwoodlp.com. Crestwood will also provide a printed copy of the annual report on Form 10-K, free of charge upon request. Such requests should be directed in writing via email to investorrelations@crestwoodlp.com or via mail to Investor Relations, 811 Main St., Suite 3400, Houston, TX 77002

Earnings Conference Call Schedule

Management will host a conference call for investors and analysts of Crestwood today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) which will be broadcast live over the Internet. Investors will be able to connect to the webcast via the “Investors” page of Crestwood’s website at www.crestwoodlp.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call for 90 days.

Impairments and Other Losses

Generally Accepted Accounting Principles (“GAAP”) requires Crestwood to analyze the recoverability of goodwill and long-lived assets on periodic basis. As a result of this analysis, Crestwood recorded net goodwill and long-lived asset impairments of $98 million during the fourth quarter of 2017, primarily related to its NGL storage, terminalling and West Coast operations, and $84 million during the fourth quarter of 2016, primarily related to its COLT Hub and trucking assets. These impairments primarily resulted from decreasing forecasted cash flows from these assets when taking into consideration continued commodity price weakness and its impact on the midstream industry and Crestwood’s customers in these areas.

NEWS RELEASE

In addition, GAAP requires Crestwood to record a non-cash charge through net income related to potential future payments on assets previously acquired or disposed of. As a result during the fourth quarter of 2017 we recorded a $57 million non-cash loss on contingent consideration that we may be required to pay Consolidated Edison in the future related to our Stagecoach joint venture.

Non-GAAP Financial Measures

Adjusted EBITDA and adjusted distributable cash flow are non-GAAP financial measures. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or operating income or any other GAAP measure of liquidity or financial performance.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities and Exchange Act of 1934. The words “expects,” “believes,” anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Crestwood believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statements will materialize. Important factors that could cause actual results to differ materially from those expressed in or implied from these forward-looking statements include the risks and uncertainties described in Crestwood’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made, and Crestwood assumes no obligation to update these forward-looking statements.

About Crestwood Equity Partners LP

Houston, Texas, based Crestwood Equity Partners LP (NYSE: CEQP) is a master limited partnership that owns and operates midstream businesses in multiple unconventional shale resource plays across the United States. Crestwood Equity is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation, terminalling, and marketing of NGLs; and gathering, storage, terminalling and marketing of crude oil.

Crestwood Equity Partners LP

Investor Contact

Josh Wannarka, 713-380-3081

josh.wannarka@crestwoodlp.com

Vice President, Investor Relations

Elizabeth Suman, 832-519-2276

elizabeth.suman@crestwoodlp.com

Senior Manager, Investor Relations & Corporate Communications

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NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Consolidated Statements of Operations

(in millions, except unit and per unit data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenues:
Gathering and processing	$479.7	$330.6	$1,686.4	$1,116.2
Storage and transportation	12.5	33.8	37.2	165.3
Marketing, supply and logistics	754.3	430.1	2,155.5	1,236.4
Related party	0.4	0.5	1.8	2.6

Total revenues	1,246.9	795.0	3,880.9	2,520.5
Total costs of products/services sold	1,103.1	645.0	3,374.7	1,925.1
Expenses:
Operations and maintenance	32.6	38.2	136.0	158.1
General and administrative	24.9	18.0	96.5	88.2
Depreciation, amortization and accretion	46.5	52.6	191.7	229.6

	104.0	108.8	424.2	475.9
Other operating expense:
Loss on long-lived assets, net	(59.3)	(30.8)	(65.6)	(65.6)
Goodwill impairment	(38.8)	(52.9)	(38.8)	(162.6)
Loss on contingent consideration	(57.0)	—	(57.0)	—

Operating loss	(115.3)	(42.5)	(79.4)	(108.7)
Earnings from unconsolidated affiliates, net	18.6	5.4	47.8	31.5
Interest and debt expense, net	(24.6)	(27.2)	(99.4)	(125.1)
Gain (loss) on modification/extinguishment of debt	—	—	(37.7)	10.0
Other income, net	0.9	0.1	1.3	0.5

Loss before income taxes	(120.4)	(64.2)	(167.4)	(191.8)
(Provision) benefit for income taxes	0.8	(0.1)	0.8	(0.3)

Net loss	(119.6)	(64.3)	(166.6)	(192.1)
Net income attributable to non-controlling partners	6.5	6.2	25.3	24.2

Net loss attributable to Crestwood Equity Partners LP	$(126.1)	$(70.5)	$(191.9)	$(216.3)
Net income attributable to preferred units	15.0	12.1	62.5	28.7

Net loss attributable to partners	$(141.1)	$(82.6)	$(254.4)	$(245.0)

Common unitholders’ interest in net loss	$(141.1)	$(82.6)	$(254.4)	$(245.0)

Net loss per limited partner unit:
Basic and diluted	$(2.01)	$(1.20)	$(3.64)	$(3.55)

Weighted-average limited partners’ units outstanding (in thousands):
Basic and diluted	70,274	69,060	69,839	69,017

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Selected Balance Sheet Data

(in millions)

(unaudited)

	December 31,
	2017	2016
Cash	1.3	$1.6

Outstanding debt:
Crestwood Midstream Partners LP
Revolving Credit Facility	$318.2	$77.0
Senior Notes	1,200.0	1,475.2
Other	2.4	5.5

Subtotal	1,520.6	1,557.7
Less: deferred financing costs, net	28.4	34.0

Total debt	$1,492.2	$1,523.7

Total partners’ capital	$2,180.5	$2,539.0

Crestwood Equity Partners LP partners’ capital
Common units outstanding	70.7	69.5

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
EBITDA
Net loss	$(119.6)	$(64.3)	$(166.6)	$(192.1)
Interest and debt expense, net	24.6	27.2	99.4	125.1
(Gain) loss on modification/extinguishment of debt	—	—	37.7	(10.0)
Provision (benefit) for income taxes	(0.8)	0.1	(0.8)	0.3
Depreciation, amortization and accretion	46.5	52.6	191.7	229.6

EBITDA (a)	$(49.3)	$15.6	$161.4	$152.9
Significant items impacting EBITDA:
Unit-based compensation charges	6.6	5.8	25.5	19.2
Loss on long-lived assets, net	59.3	30.8	65.6	65.6
Goodwill impairment	38.8	52.9	38.8	162.6
Loss on contingent consideration	57.0	—	57.0	—
Earnings from unconsolidated affiliates, net	(18.6)	(5.4)	(47.8)	(31.5)
Adjusted EBITDA from unconsolidated affiliates, net	25.4	19.7	80.3	61.1
Change in fair value of commodity inventory-related derivative contracts	(10.3)	5.8	2.2	14.1
Significant transaction and environmental related costs and other items	2.0	0.4	12.4	11.6

Adjusted EBITDA (a)	$110.9	$125.6	$395.4	$455.6

Distributable Cash Flow
Adjusted EBITDA (a)	$110.9	$125.6	$395.4	$455.6
Cash interest expense (b)	(23.5)	(25.2)	(95.1)	(117.7)
Maintenance capital expenditures (c)	(5.9)	(4.4)	(22.0)	(13.3)
(Provision) benefit for income taxes	0.8	(0.1)	0.8	(0.3)
Deficiency payments	(6.7)	(14.3)	(6.1)	(7.2)

Distributable cash flow attributable to CEQP	75.6	81.6	273.0	317.1
Distributions to preferred	(15.0)	—	(30.0)	—
Distributions to Niobrara Preferred	(3.8)	(3.8)	(15.2)	(15.2)

Distributable cash flow attributable to CEQP common (d)	$56.8	$77.8	$227.8	$301.9

(a)	EBITDA is defined as income before income taxes, plus debt-related costs (interest and debt expense, net, and gain (loss) on modification/extinguishment of debt) and depreciation, amortization and accretion expense. Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, gains and losses on long-lived assets, impairments of long-lived assets and goodwill, gain and losses on acquisition-related contingencies, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, certain costs related to our historical cost savings initiatives, the change in fair value of commodity inventory-related derivative contracts, costs associated with our 2017 realignment of our Marketing, Supply and Logistics operations and related consolidation and relocation of our corporate offices, and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory to which these derivatives relate. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.
(b)	Cash interest expense less amortization of deferred financing costs.
(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(d)	Distributable cash flow is defined as Adjusted EBITDA, adjusted for cash interest expense, maintenance capital expenditures, income taxes and deficiency payments (primarily related to deferred revenue). Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other companies.

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
EBITDA
Net cash provided by operating activities	$27.7	$101.6	$255.9	$346.1
Net changes in operating assets and liabilities	64.9	(11.1)	(0.3)	(57.9)
Amortization of debt-related deferred costs, discounts and premiums	(1.8)	(1.8)	(7.2)	(6.9)
Interest and debt expense, net	24.6	27.2	99.4	125.1
Unit-based compensation charges	(6.6)	(5.8)	(25.5)	(19.2)
Gain (loss) on long-lived assets, net	(59.3)	(30.8)	(65.6)	(65.6)
Goodwill impairment	(38.8)	(52.9)	(38.8)	(162.6)
Loss on contingent consideration	(57.0)	—	(57.0)	—
Earnings (loss) from unconsolidated affiliates, net, adjusted for cash distributions received	(2.4)	(11.5)	0.1	(7.6)
Deferred income taxes	1.4	2.2	2.1	3.1
Provision (benefit) for income taxes	(0.8)	0.1	(0.8)	0.3
Other non-cash expense	(1.2)	(1.6)	(0.9)	(1.9)

EBITDA (a)	$(49.3)	$15.6	$161.4	$152.9
Unit-based compensation charges	6.6	5.8	25.5	19.2
Loss on long-lived assets, net	59.3	30.8	65.6	65.6
Goodwill impairment	38.8	52.9	38.8	162.6
Loss on contingent consideration	57.0	—	57.0	—
Earnings from unconsolidated affiliates, net	(18.6)	(5.4)	(47.8)	(31.5)
Adjusted EBITDA from unconsolidated affiliates, net	25.4	19.7	80.3	61.1
Change in fair value of commodity inventory-related derivative contracts	(10.3)	5.8	2.2	14.1
Significant transaction and environmental related costs and other items	2.0	0.4	12.4	11.6

Adjusted EBITDA (a)	$110.9	$125.6	$395.4	$455.6

(a)	EBITDA is defined as income before income taxes, plus debt-related costs (interest and debt expense, net, and gain (loss) on modification/extinguishment of debt) and depreciation, amortization and accretion expense. Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, gains and losses on long-lived assets, impairments of long-lived assets and goodwill, gain and losses on acquisition-related contingencies, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, certain costs related to our historical cost savings initiatives, the change in fair value of commodity inventory-related derivative contracts, costs associated with our 2017 realignment of our Marketing, Supply and Logistics operations and related consolidation and relocation of our corporate offices, and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory to which these derivatives relate. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Segment Data

(in millions)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Gathering and Processing
Revenues	$520.3	$363.8	$1,822.7	$1,227.4
Costs of product/services sold	430.9	284.8	1,480.8	917.0
Operations and maintenance expense	16.6	20.9	68.4	77.0
Loss on long-lived assets, net	(10.5)	—	(14.4)	(2.0)
Goodwill impairment	—	—	—	(8.6)
Earnings from unconsolidated affiliates	11.2	3.8	18.9	20.3
Other income, net	$0.8	$—	$0.8	$—

EBITDA	$74.3	$61.9	$278.8	$243.1

Storage and Transportation
Revenues	$14.5	$35.0	$43.9	$169.5
Costs of product/services sold	—	0.2	0.3	5.1
Operations and maintenance expense	0.8	3.2	4.2	21.4
Gain (loss) on long-lived assets	—	0.6	—	(32.2)
Goodwill impairment	—	(31.2)	—	(44.9)
Loss on contingent consideration	(57.0)	—	(57.0)	—
Earnings from unconsolidated affiliates	7.4	1.6	28.9	11.2

EBITDA	$(35.9)	$2.6	$11.3	$77.1

Marketing, Supply and Logistics
Revenues	$712.1	$396.2	$2,014.3	$1,123.6
Costs of product/services sold	672.2	360.0	1,893.6	1,003.0
Operations and maintenance expense	15.2	14.1	63.4	59.7
Loss on long-lived assets	(48.8)	(31.4)	(48.2)	(31.4)
Goodwill impairment	(38.8)	(21.7)	(38.8)	(109.1)

EBITDA	$(62.9)	$(31.0)	$(29.7)	$(79.6)

Total Segment EBITDA	$(24.5)	$33.5	$260.4	$240.6
Corporate	(24.8)	(17.9)	(99.0)	(87.7)

EBITDA	$(49.3)	$15.6	$161.4	$152.9

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Operating Statistics

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Gathering and Processing (MMcf/d)
Bakken - Arrow	47.2	45.2	47.7	43.3
Marcellus	490.8	362.1	423.3	406.7
Barnett	314.5	319.6	319.2	310.9
Permian (a)	111.3	42.7	74.3	37.8
Powder River Basin (b)	70.8	49.0	59.6	60.3
Other	50.3	64.4	56.1	77.5

Total gathering volumes	1,084.9	883.0	980.2	936.5
Processing volumes	277.1	217.0	235.5	218.8
Compression volumes	504.6	410.6	489.4	463.0
Arrow Midstream
Bakken Crude oil (MBbls/d)	82.5	64.1	80.1	61.6
Bakken Water (MBbls/d)	37.2	30.0	35.4	27.8

Storage and Transportation
Northeast Storage - firm contracted capacity (Bcf) (b)	32.6	35.8	34.4	35.5
% of operational capacity contracted	94%	100%	99%	100%
Firm storage services (MMcf/d) (b)	371.5	242.3	363.8	215.5
Interruptible storage services (MMcf/d) (b)	1.2	1.4	2.3	11.5
Northeast Transportation - firm contracted capacity (MMcf/d) (b)	1,488.8	1,438.4	1,465.4	1,385.2
% of operational capacity contracted	82%	81%	82%	81%
Firm services (MMcf/d) (b)	1,270.1	1,316.0	1,311.0	1,154.4
Interruptible services (MMcf/d) (b)	54.6	69.7	75.2	101.3
Gulf Coast Storage - firm contracted capacity (Bcf) (b)	28.2	30.4	28.3	30.1
% of operational capacity contracted	73%	79%	74%	78%
Firm storage services (MMcf/d) (b)	204.0	227.8	225.8	193.1
Interruptible services (MMcf/d) (b)	92.1	26.8	83.3	60.9
COLT Hub
Rail loading (MBbls/d)	23.1	84.8	37.4	89.6
Outbound pipeline (MBbls/d) (c)	10.4	9.1	13.2	11.4

Marketing, Supply and Logistics
Crude barrels trucked (MBbls/d)	4.6	4.3	5.5	8.4
NGL Operations
Supply & Logistics volumes sold (MBbls/d)	109.3	94.1	91.8	87.4
West Coast volumes sold or processed (MBbls/d)	35.8	20.7	32.5	22.0
NGL volumes trucked (MBbls/d)	52.4	64.4	52.6	52.4

(a)	Beginning in June 2017, represents 50% owned joint venture, operational data reported is at 100%.
(b)	Represents 50% owned joint venture, operational data reported at 100%.
(c)	Represents only throughput leaving the terminal.

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Full Year 2018 Adjusted EBITDA and Distributable Cash Flow Guidance

Reconciliation to Net Income

(in millions)

(unaudited)

Expected 2018 Range
Low - High
Net income	$35 - $65
Interest and debt expense, net	102 - 107
Depreciation, amortization and accretion	188
Unit-based compensation charges	25
Earnings from unconsolidated affiliates	(75) - (80)
Adjusted EBITDA from unconsolidated affiliates	110 - 115

Adjusted EBITDA	$390 - $420

Cash interest expense (a)	(95) - (100)
Maintenance capital expenditures (b)	(15) - (20)
Adjusted EBITDA from unconsolidated affiliates	(110) - (115)
Distributable cash flow from unconsolidated affiliates	105 - 110
Cash distributions to preferred unitholders (c)	(75)

Distributable cash flow attributable to CEQP (d)	$195 - $225

(a)	Cash interest expense less amortization of deferred financing costs.
(b)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(c)	Includes cash distributions to preferred unit holders and Crestwood Niobrara preferred unitholders.
(d)	Distributable cash flow is defined as Adjusted EBITDA, adjusted for cash interest expense, maintenance capital expenditures, income taxes, and our proportionate share of our unconsolidated affiliates’ distributable cash flow. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other companies.